Exhibit 10.95

MEADE INSTRUMENTS CORP.

1997 STOCK INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

THIS PERFORMANCE SHARE AWARD AGREEMENT (this “Agreement”) is entered into by and between Meade Instruments Corp., a Delaware corporation (the “Company”), and       (“Employee”), as part of the Company’s Fiscal Year 2008 Compensation Program.

BACKGROUND

WHEREAS, the Company has adopted and the stockholders of the Company have approved the Meade Instruments Corp. 1997 Stock Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 5.1 of the Plan, the Company, upon approval of the Committee, has granted a Performance Share Award (the “Award”) to Employee upon the terms and conditions evidenced hereby, as required by the Plan; and

WHEREAS, the Award has been granted to Employee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to Employee.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties agree as follows:

1.	Capitalized Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2.	Grant of Incentive Award. This Agreement evidences the Company’s grant to Employee, subject to the terms and conditions hereof and of the Plan, of the Award with respect to the 2008 fiscal year (the “Plan Year”). The benefits with respect to the Award will be calculated pursuant to the Plan based upon the achievement of the performance objectives set forth below. The target amount of Employee’s bonus will be equal to % of Employee’s base salary, prorated if Employee was not employed by the Company for the entire Plan Year (the “Target Bonus Amount”). The minimum bonus amount Employee may be entitled to receive is 0 (the “Minimum Bonus Amount”), and the maximum bonus amount Employee may be entitled to receive is two times (2X) the Target Bonus Amount (the “Maximum Bonus Amount”).

3.	Personal Objectives. Employee shall have certain Personal Objectives to be achieved during the Plan Year as set forth on Exhibit A attached hereto (the “Personal Objectives”). To the extent Employee has satisfied some or all of such Personal Objectives (the determination of which shall be made in good faith by the Company in a commercially reasonable and prompt manner after the end of the Plan Year), Employee will receive an Employee Performance Rating. Such Employee Performance Rating shall be expressed as an overall percentage for all Personal Objectives in the aggregate.

4.	Company Performance Objectives. The Company shall have certain performance objectives which shall be determined by referring to the table set forth on Exhibit B attached hereto. Such table sets forth the Company’s Target Operating Income (calculated in accordance with generally accepted accounting principles applied on a consistent basis and consistent with the Company’s Operating Plan for the Plan Year) and the Company’s corresponding Performance Percentages against such Target Operating Income amounts (as set forth in the table). For purposes of this Agreement, the Company’s Operating Income is defined as Operating Profit for the Plan Year exclusive of ESOP expense and exclusive of any bonus expense. In addition, in calculating the Company’s Operating Income for the Plan Year, to the extent there are any non-recurring or one-time expenses incurred by the Company during the Plan Year which would otherwise be included in the calculation of Operating Income, such non-recurring or one-time expenses may be eliminated from the calculation of Operating Income at the determination of the Compensation Committee of the Board of Directors of the Company (such determination to be made in good faith).

5.	Calculation of Award Amount. The aggregate Award amount Employee may receive pursuant hereto shall be calculated as follows: (i) the Company Performance Percentage multiplied by (ii) Employee’s Target Bonus Amount (such product shall be referred to herein as the “Company Bonus Amount”) multiplied by (iii) Employee’s Performance Rating; provided, however, that in no event shall Employee be entitled to received an Award amount in excess of the Company Bonus Amount for the Plan Year. If the Company’s Operating Income exceeds or is less than the Target Operating Income then the Company Bonus Amount will be increased or decreased in a pro-rata amount pursuant to the Company Performance Percentage set forth on Exhibit B. (Also see Exhibit A for bonus calculation examples.)

4.	Restrictions on Transfer. The Award, and any interest thereon or amount payable in respect thereof, is generally nontransferable as provided in the Plan.

5.	Conditions; Adjustment. Any Award hereunder is subject to all of the conditions set forth in the Plan. The Award (including, but not limited to the Personal Objectives and the Company Performance Percentage) is subject to adjustment as contemplated by the Plan.

6.	Continuance of Employment. Notwithstanding any commitment of Employee to remain in the service or employ of the Company (or any affiliate), the Award shall not confer upon Employee any new or different right with respect to the continuation of Employee’s service or employment by the Company (or any affiliate) or alter or interfere in any way with the right of the Company (or any affiliate) to terminate such service or employment or to change the compensation of Employee or other terms of Employee’s service or employment, or otherwise affect any of the terms or conditions of Employee’s separate written employment agreement (if applicable), except as expressly provided hereunder. In order for Employee to be eligible to receive any payment hereunder, Employee must be employed by the Company through the end of the Plan Year. If for any reason Employee’s employment terminates prior to the end of the Plan Year, Employee will not be eligible to receive any payment hereunder.

7.	Manner and Timing of Payment; Withholding Tax. Subject to any changes imposed by or allowed under the provisions of the Plan, benefits with respect to the Award shall be paid pursuant to the Plan. Payment shall be made as soon as the Company is able to confirm the amounts to be paid hereunder for the Plan Year, but in no event shall payment be made later than 105 days after the end of the Plan Year. Employee agrees to pay or provide for payment of all applicable withholding taxes in accordance with the Plan.

8.	Amendment. This Agreement may only be amended in writing by an instrument signed by both parties.

9.	Governing Law. This Agreement, and the legal relations between the parties, shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law doctrines All actions or proceedings under or relating to this Agreement will be resolved in a state or federal court located in Orange County, California; provided, however, that in the Company’s discretion, such an action may be heard in some other place designated by it if necessary to acquire jurisdiction over third persons so that the dispute can be resolved in one action. Each party hereby (i) agrees to submit to the exclusive jurisdiction of the federal and state courts located in Orange County, California, (ii) agrees to appear in any such action, (iii) consents to the exclusive jurisdiction of such courts, and (iv) waives any objections it might have as to exclusive venue in any such court.

10.	Waiver of Jury Trial. THE COMPANY AND EMPLOYEE HEREBY AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE EMPLOYMENT RELATIONSHIP BETWEEN THEM OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR SUCH RELATIONSHIP. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court or that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, wrongful termination claims, claims for discharge in violation of public policy, claims of discrimination and all other common law and statutory claims, to the maximum extent permitted by law. The Company and Employee each acknowledge that this waiver is a material inducement to enter into this Agreement, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. THE COMPANY AND EMPLOYEE FURTHER WARRANT AND REPRESENT THAT EACH HAS HAD AN OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING SUCH OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT MODIFICATIONS TO OR EXTENSIONS OF THIS AGREEMENT. In the event of arbitration or litigation, this Agreement may be filed as a written consent to arbitration or to a trial by the court.

11.	Arbitration. As a material inducement to enter into this Agreement, Employee and the Company each hereby agree that any “Claims” or “Controversies” (as defined below) arising out of or in respect to this Agreement (or its validity, interpretation or enforcement), or Employee’s employment or termination, that Employee may have against the Company or its officers, directors, employees, or agents, in their capacity as such, or that the Company may have against Employee, shall be resolved solely through binding arbitration. Employee and the Company each hereby acknowledge that this agreement to arbitrate means that Employee and the Company are relinquishing his/her/its rights to either a jury trial or court trial for the resolution of any claims that Employee and the Company may have against the other. “Claims” or “Controversies” arising out of this Agreement or Employee’s employment or termination means and includes all claims for breach of this Agreement, harassment and/or discrimination (including sexual harassment and harassment or discrimination based on race, color, religion, age, sex, sexual orientation, ancestry, national origin, marital status, military service, pregnancy, physical or mental disability, medical condition or any other protected class or condition), breach of any contract or covenant (express or implied), tort claims, wrongful termination, whistle-blowing and all other claims relating to this Agreement or Employee’s employment or termination, except that claims covered by the Workers’ Compensation Act and claims for unemployment benefits are not covered by this agreement to arbitrate. All Claims or Controversies shall be submitted to a single neutral arbitrator. The arbitration shall take place in Orange County, California, unless otherwise mutually agreed. The arbitrator shall be mutually agreed-upon by Employee and the Company. If Employee and the Company cannot agree upon an arbitrator, the selection process shall be governed by the employment arbitration rules and procedures of the American Arbitration Association (“AAA”). Regardless of the arbitrator chosen, the arbitration proceedings shall be governed by the then current AAA procedural rules, except that if a contrary rule exists: (1) all monetary or provisional remedies available under applicable state or federal statutory law or common law will remain available to both parties, (2) except as mutually agreed upon by the parties, there will be no limitation on discovery beyond that which exists in cases litigated in Orange County Superior Court and (3) the California Rules of Evidence shall apply to the arbitration hearing. In connection with any arbitration proceeding commenced hereby, the prevailing party shall be entitled to reimbursement of its reasonable attorney’s fees and costs, including arbitrator fees. This agreement to arbitrate and arbitration procedure is intended to be the exclusive method of resolving all Claims or Controversies as described above between Employee and the Company and judgment upon the award rendered by the arbitrator hereunder may be entered in any court having jurisdiction thereof.

12.	General Terms. The Award and any payment in respect thereof are subject to, and the Company and Employee agree to be bound by, the provisions of the Plan that apply to the Award. Such provisions are incorporated herein by this reference. Employee acknowledges receiving a copy of the Plan and reading and understanding its applicable provisions.

13.	Compliance with Section 409A. The Company and Employee each acknowledge and agree that it is intended that any amounts payable hereunder as well as the Company’s and Employee’s exercise of authority or discretion hereunder shall either be exempt from or comply with Section 409A of the Internal Revenue Code, as amended (including the Treasury regulations and other published guidance relating thereto) (“Section 409A”) so as not to subject Employee to payment of any interest or additional tax imposed under Section 409A. To the extent that any amount payable under this Agreement would trigger the additional tax imposed by Section 409A, this Agreement shall be modified to avoid such additional tax yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above.

MEADE INSTRUMENTS CORP., a Delaware corporation	EMPLOYEE, an individual
By Title	Name Address

EXHIBIT A

Personal Objectives

1.

2.

3.

4.

5.

To the extent Employee has satisfied some or all of the above Personal Objectives (the determination of which shall be made in good faith by the Company in a commercially reasonable and prompt manner after the end of the Plan Year), Employee will receive an Employee Performance Rating. Such Employee Performance Rating shall be expressed as an overall percentage for all Personal Objectives in the aggregate.

The following in an example bonus calculation:

Employee’s base salary is $100,000. Employee’s Target Bonus Amount is 10%. The Company’s Operating Income for the Plan Year is $     resulting in a Company Performance Percentage of 120%. Employee’s Performance Rating is determined to be 85%. Employee’s bonus would be calculated as follows: $100,000 base salary multiplied by Employee’s Target Bonus Amount of 10% = $10,000; multiplied by the Company Performance Percentage of 120% = $12,000; multiplied by the Employee’s Performance Rating of 85% = $10,200. In no event will Employee be entitled to a bonus in excess of the Maximum Bonus Amount.

EXHIBIT B

Company Performance Percentage

Plan Year Operating Income Company Performance Percentage

$ $ $ $ $ $ $ $	0% 50% 100% 120% 140% 160% 180% 200%